Exhibit 10.41

Letter Agreement

Date:	July 13, 2010
To:	ScanSource, Chris Spearman, Ansley Hoke, Wendy Thacker, Constance Mumford (“herein referred to as “Distributor”)
From:	Mike O’Connor, MSSI VP of North America Channels

Cc:	Jason Winkler

Re:	Price Exception Grid for WNS Indoor and Outdoor products-effective as of July 5, 2010

Dear Distributor, Distributor Contact:

This document will serve as an Amendment to that letter Agreement dated June 25, 2007 as updated on September 11, 2007, June 23, 2008 and September 7, 2009, addressing the above subject matter, and it will become effective as of July 5, 2010 once this Amendment, executed by an authorized representative of Distributor, is received by Motorola (“the Effective Date”).

This agreement includes discounts in addition to your standard discount for WNS Indoor (WLAN, AirDefense, PBN and TEAM) and Outdoor (AP7181) products, as further detailed in the attached PE Fulfillment Rebate tables (the “PE Grid”) and as follows:

1.	The PE Grid sets out different PE discount ranges for each standard Motorola Enterprise Mobility Solutions’ (“Motorola EMS”) WNS Outdoor and Indoor product, along with the related price list discounts available to Distributor for each range.

2.	The price exception is granted by Motorola EMS at the reseller level (based on criteria and the amount required to win the deal with such Tier 2 reseller). For purposes hereof Tier 2 reseller is a Motorola reseller which buys from a distributor and not directly from Motorola.) The PE Grid defines Distributor’s pre-determined fulfillment rebate when selling to such reseller.

3.	The PE Grid outlines the maximum amount of compensation available to Distributor by way of a back-end reimbursement (the “Rebate”) for undertaking the fulfillment role for the opportunity specified. Distributor is free to resell the applicable products and services at any price it chooses.

4.	Price exceptions granted to resellers expire 90 days from Motorola EMS’ approval date.

5.	The PE Grid should be applied to any price exception negotiations initiated at the reseller level following the Effective Date.

6.	All PEs prior to the Effective Date will be governed by the terms of your distribution Agreement with Motorola, Inc. (the “Distribution Agreement”).

Terms and Conditions -

1.	The Rebates will be reimbursed by credit memo referencing MOT-xxx- against Distributor’s accounts receivable. Other options for rebate payment are NOT available.

2.	Motorola EMS reserves the right to cancel, amend or modify this PE Grid Process at any time by providing Distributor with a thirty (30) day notice in writing. Motorola EMS disclaims any responsibility or liability for lost sales or profits resulting from such cancellation or modification or Motorola EMS’s failure to provide advance notice of such cancellation or modification.

3.	This Letter Agreement is not transferable or assignable by Distributor.

4.	The terms of this Letter Agreement and any information exchanged between Distributor and Motorola EMS as part thereof are confidential and the confidentiality provisions of Distributor’s Agreement will apply to them.

5.	Participation in this PE Grid Process is deemed as acceptance of these terms and conditions.

6.	This Letter Agreement and the applicable Distributor Agreement currently in effect between Motorola’s EMS and Distributor (to the extent there is not inconsistency there between) constitute the entire agreement between Distributor and Motorola EMS related to this PE Grid Process, and supersedes all prior statements, proposals or agreements, whether written or oral, with respect thereto, and may be modified only by an authorized representative of Motorola EMS. In the event of inconsistencies between the Distributor Agreement and this Letter Agreement, the terms and conditions of this Letter Agreement will prevail.

7.	This Letter Agreement is governed by the laws of the State Illinois without application of its conflicts of law principles and Distributor agrees to be bound by the exclusive jurisdiction of the Federal and State courts of the State of Illinois.

Please have an authorized representative of Distributor sign below to indicate Distributor understanding and agreement with the terms described above, and return a copy of this Letter Agreement to mailto:tomzix@motorola.com

Terms and conditions reviewed and accepted by Jeffrey E. Yelton (print)

(Title) President POS Barcoding on behalf of ScanSource (VAD).

Signed /s/ Jeffrey E. Yelton

Date July 20, 2010

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